                                                                                   Exhibit 12



                                          SOUTH JERSEY INDUSTRIES
                                     Calculation of Ratio of Earnings to
                                  Fixed Charges (Before Federal Income Taxes)
                                               (In Thousands)

                                          Fiscal Year Ended December 31,
                                       1994       1993         1992         1991         1990

        Net Income *              $  12,379    $  14,971    $  15,127    $  11,702    $  11,622

        Federal Income Taxes, Net     5,584        7,055        7,092        5,449        5,073

        Fixed Charges  **            16,211       15,775       16,043       15,513       15,141


        Total Available           $  34,174    $  37,801    $  38,262    $  32,664    $  31,836




        Total Available              2.11x        2.40x        2.38x        2.11x        2.10x

        Fixed Charges




        *  Net Income before Cumulative Effect of a Change in Accounting Principle.

        ** Includes interest and preferred stock dividend requirements of a subsidiary
